Exhibit 10.1

FIRST AMENDMENT

TO

COMMERCIAL LEASE

THIS FIRST AMENDMENT TO COMMERCIAL LEASE (this “Amendment”) is made effective as of the 1st day of February, 2005 by HAMPDEN AND GALENA LIMITED, a Colorado limited partnership (“Landlord”), and VCG RESTAURANTS DENVER, INC., a Colorado corporation (“Tenant”).

Landlord and Tenant’s predecessor, Larissa Incorporated DBA Centerfold’s Show Club (“Larissa”), entered into a Commercial Lease dated May 10, 2001. Larissa assigned its interest in the Commercial Lease to Tenant by Assignment of Lease dated May 22, 2003. The Commercial Lease as assigned is referred to herein as (the “Lease”). Landlord and Tenant now desire to extend the Expiration and to amend the Lease.

For valuable consideration, the receipt and adequacy of which are expressly acknowledged, Landlord and Tenant agree that:

1. Definitions, Captions. Capitalized terms not defined in this Amendment shall have the meanings set forth in the Lease. Paragraph and section captions in this Amendment shall have no meanings.

2. Terms of Amendment. The Lease is hereby amended as follows:

(a) Trade Name/Signage: Tenant intends to do business under the trade name “PT’s All Nude”. Tenant shall have the right to change the name on the signage from “Centerfold Show Club” to “PT’s Show Club”.

(b) Extension of Expiration: Pursuant to Tenant’s exercise of its first option to extend the Lease, the Expiration will be January 31, 2010.

(c) Adjustment to Monthly Base Rental: The monthly Base Rental shall be:

Monthly Base Rental
February 1, 2005 through January 31, 2010, inclusive	$14,500 per month

(d) Amendment to Section Fifty (Additional Provisions) (1) “Option 2”: This one paragraph is replaced in its entirety by the following:

Option 2: Renewal Option. Tenant shall have the option to extend this lease for an additional five (5) year period (the “Option Period”), commencing February 1, 2010. Tenant may exercise its option to extend by delivering to Landlord, no later than October 31, 2009, written notice of its intent to exercise its option to extend.

The Option Period shall be upon all of the terms and conditions set forth in this lease, except that the Expiration shall be extended to January 31, 2015, and that the monthly Base Rental will be adjusted February 1, 2010 and every succeeding February 1, as follows:

(a) For the lease year commencing February 1, 2010 and ending January 1, 2011, Base Rental will be adjusted on February 1, 2010 by the percentage increase in the Consumer Price Index for the month of February 2005 and the Consumer Price Index for the month of February 2010. The Base Rental shall not be reduced by reason of such computation.

(b) For each subsequent lease year during the Option Period commencing February 1, 2011, monthly Base Rental will be adjusted on said date and every succeeding February 1 by the percentage increase in the Consumer Price Index for the month of February immediately preceding the adjustment date and the Consumer Price Index for the month of February for the year preceding the adjustment date. The Base Rental shall not be reduced by reason of such computation.

In this Section, “Price Index” means the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items and Major Group Figures for Urban Wage Earners and Clerical Workers (1982-84=100).

In any event that at any time during the term hereof the United States Bureau of Labor Statistics shall discontinue the issuance of the Price Index, then in such event the parties hereto agree to use any other comparable cost of living index then issued and available which is published by the United States Government.

If the February Price Index has not yet been published on February 1, of an adjustment year, tenant shall pay the same amount of monthly Base Rental for February of the adjustment year as it paid for January of the adjustment year. After the February Price Index for the adjustment year is published and the Option Period Base Rental is calculated, tenant shall pay the February shortage, if any, along with its March monthly Base Rental.

At any time after February 1, 2010, Tenant shall have the right to terminate this lease without cost or further liability by delivery of written notice to Landlord at least one hundred eighty (180) days prior to the proposed termination date.

3. Recitals. The Recitals are incorporated into this Amendment as though set forth in full herein.

4. Entire Agreement. This Amendment embodies the entire agreement between Landlord and Tenant with respect to the subject matter of this Amendment, and it supersedes any prior agreements, whether written or oral, with respect to the subject matter of this Amendment. There are no agreements or understandings which are not set forth in this Amendment. However, nothing in this Amendment shall be interpreted as changing Section Two, Paragraph Two of the Assignment of Lease dated May 22, 2003, and if any conflicts shall exist Section Two, Paragraph Two of the Assignment of Lease shall control. This Amendment may be modified only by written instrument duly executed by Landlord and Tenant. This document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.

5. Confirmation; No Default; Release. As of the date of execution, Landlord and Tenant hereby affirm that no breach or default by either party has occurred and that the Lease and all of its terms, conditions, covenants, agreements and provisions, except as hereby modified, are in full force and effect with no defenses or offsets thereto, and Tenant and Landlord hereby release one another of and from all liabilities, claims, controversies, causes of action and other matters of every nature which, through the date hereof, have or might have arisen out of or in any way in connection with the Lease and the Premises.

6. Lease Unchanged Except as expressly modified herein, all the terms and provisions of the Lease are and remain in full force and effect and are hereby ratified and affirmed by Tenant and Landlord, and the parties specifically acknowledge the validity and enforceability thereof. Notwithstanding anything herein to the contrary, Landlord and Tenant confirm Section Two, Paragraph Two of the Assignment of Lease dated May 22, 2003.

7. No Broker. Each party warrants and represents to the other that it has not, directly or indirectly, dealt with any broker with respect to this Amendment.

Landlord and Tenant have entered into this First Amendment to Commercial Lease as of its date.

LANDLORD:

HAMPDEN AND GALENA LIMITED

PARTNERSHIP, a Colorado limited

Partnership

By:	/s/ Ann Simons
Name:	Ann Simons
Title:	President
Date:	February 3, 2005

TENANT:

VCG RESTAURANTS DENVER, INC.,

a Colorado corporation

By:	/s/ Troy H. Lowrie
Name:	Troy Lowrie
Title:	CEO / Chairman
Date:	January 31, 2005